Ferro Reports Strong Fourth-Quarter and Full Year Results;

Driven by Higher-value Portfolio as Growth Strategy Continues

▪	Fourth quarter net sales increased 6.2% to $281.3 million, up from $265.0 million in the prior-year fourth quarter
o	On a constant currency basis, sales increased 11.0%

▪	Strong margin expansion continued in the fourth quarter and for the full year, driven by higher volumes, improved business mix and lean initiatives

▪	Full-year net sales increased 6.5% to $1.15 billion, up from $1.08 billion in the prior year
o	On a constant currency basis, sales increased 11.1%

▪	Full-year earnings per diluted share from continuing operations of $0.51
o	Adjusted earnings per diluted share from continuing operations of $1.09

▪	Five acquisitions completed in 2016; recent refinancing positions Company for continued growth

The results and guidance in this release, including in the highlights above, contain references to non-GAAP measures from continuing operations, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

CLEVELAND, Ohio – March 1, 2017 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the fourth quarter and full year ended December 31, 2016.

Peter Thomas, Ferro’s Chairman, President and CEO, said, “Ferro delivered another strong quarter, capping a year that illustrates the success of our strategy to transform Ferro into a focused functional coatings and color solutions company that provides high-value products, technical solutions and services to our customers.

“In the quarter, our global team delivered increased sales volumes and gross profit margins in all three business segments while maintaining a strong cost optimization focus.  We met or exceeded our full-year 2016 targets for sales growth, gross margin, adjusted free cash flow from operations, adjusted EBITDA and adjusted EPS.  Growth in sales and profitability was achieved organically and through acquisitions, with the team completing five acquisitions during the year.

“Looking ahead, we are excited about the opportunities for Ferro in 2017.  We have additional opportunities for organic growth and a robust pipeline of potential acquisition targets.  In February, we closed a very successful refinancing, which positions us to execute our growth strategy with greater capacity and flexibility.  We intend to continue strengthening our product and technology portfolios, enhancing our market positions, and expanding our global reach to drive shareholder value.”

Mr. Thomas continued, “Our organic growth profile has improved over the course of 2016 as new product development and geographic expansion initiatives have taken root. In addition, acquisitions integrated over the past 12 months, including Nubiola and Al Salomi, are making significant contributions to consolidated results.

“I am extremely proud of our global team and the commitment they have shown executing our acquisition, integration, cost optimization and innovation priorities.  With their continuing efforts, the business infrastructure we have in place, and our enhanced financial flexibility, we’re ready to take the Company to the next stage of growth.”

2016 Consolidated Fourth Quarter Results from Continuing Operations

Fourth quarter net sales grew 6.2% to $281.3 million from $265.0 million in the prior year.  On a constant currency basis, fourth quarter net sales increased 11.0% compared to the prior year.  Gross profit increased to $79.6 million from $76.4 million.  Ferro reported a net loss from continuing operations in the fourth quarter of $20.6 million, or $(0.25) per diluted share, compared with net income of $59.0 million and earnings per diluted share of $0.67 for the same quarter in the prior year. On an adjusted basis, earnings per diluted share from continuing operations were $0.27, an increase of 42.1% over the $0.19 delivered in the prior-year fourth quarter.

Continuing Operations Earnings/(Loss) Per Diluted Share	Q4 2016	Q4 2015
GAAP	$ (0.25)	$ 0.67
Adjusted (Non-GAAP)	$ 0.27	$0.19

In the fourth quarter of 2016, organic net sales (excluding acquisitions) increased 3.9%, on a constant currency basis, and the gross profit margin on organic net sales increased 220 basis points to 30.9%.

Fourth Quarter Segment Performance

In the fourth quarter, Ferro delivered improved performance in all three of its reporting segments.

•	Pigments, Powders and Oxides (PPO) delivered a robust 17.4% sales increase, to $59.0 million, and the gross profit margin expanded nearly 70 basis points to 31.3%.

•	Performance Color & Glass (PCG) sales improved 9.4%, to $94.6 million, while the gross profit margin expanded by 160 basis points to 34.8%.

•	Performance Coatings sales were relatively flat at $127.8 million, while gross profit margin improved to 27.0% from 24.0%.

Full-year 2016 Consolidated Results from Continuing Operations

For the year ended December 31, 2016, net sales increased to $1.15 billion, a 6.5% improvement compared to $1.08 billion generated in 2015. On a constant currency basis, net sales increased 11.1%. Gross profit increased to $351.2 million from $301.7 million and the gross margin expanded 260 basis points, to 30.7% from 28.1% in the prior year.  Reported gross profit for both years includes certain purchase accounting adjustments associated with recent acquisitions, pension and other postretirement benefit mark-to-market adjustments, and currency-related items in Venezuela in 2015 prior to the sale of our interest in the business.  Adjusting for these items, the gross profit margins in 2016 and 2015 would have been 31.4% and 28.1%, respectively.

Ferro reported 2016 income from continuing operations of $44.6 million, or $0.51 per diluted share, compared with $99.9 million, or $1.14 per diluted share, in the prior year.  On an adjusted basis, 2016 full-year earnings per diluted share increased to $1.09 from $0.85, a 28.2% improvement over the prior year.  Adjusted EBITDA improved to $194.6 million, a conversion of 17.0% of sales, up from 14.4% in 2015.

Continuing Operations Earnings/(Loss) Per Diluted Share	FY 2016	FY 2015
GAAP)	$ 0.51	$ 1.14
Adjusted (Non-GAAP)	$ 1.09	$0.85

For the full year, organic net sales increased approximately 1.0%, on a constant currency basis, while the gross profit margin on organic net sales increased by 280 basis points to 31.3%.

Net cash provided by operating activities was $62.6 million, compared to $51.2 million in the prior year, an increase of 22.3%. Ferro generated adjusted free cash flow from continuing operations of $84.5 million, compared to $75.5 million in the prior year, an improvement of 11.9%.  Adjusted free cash flow from continuing operations is defined as adjusted EBITDA from continuing operations less cash items used to operate the businesses, including cash taxes and interest, changes in working capital, capital expenditures and other cash items.

2017 Outlook

Ferro provided the following 2017 outlook:

•	Consolidated sales growth of 7% - 8%
•	Gross margin of 31.4% - 31.9%
•	SG&A Expense of 18.2% - 18.5%
•	Total Interest Expense of $26 million - $27 million
•	Tax Rate 27% - 28%
•	Adjusted EPS of $1.12 - $1.17 per share
•	Adjusted EBITDA of $207 million - $212 million
•	Adjusted free cash flow from operating activities of $80 million - $90 million

Note: The above guidance assumes no additional acquisitions or divestitures are made in 2017 and reflects foreign currency exchange rates as of December 31, 2016.

Commenting on the outlook, Mr. Thomas said, “We are pleased to see the momentum generated in the second half of 2016 carrying into 2017.  Results in the early part of 2017 are encouraging, and we are expecting another year of solid growth with constant currency sales growth of 11% - 12%.  We expect the base business to continue the growth momentum it generated in the latter part of 2016, adding to our growth through acquisitions.  To capitalize on the recent organic growth momentum, we will be making additional investments in sales, technical service and research and development programs.

“The year won’t be without its challenges, however, as the raw material cost increases of the last several months are expected to continue.  We expect to offset these cost increases through pricing actions, product reformulations and optimization actions, but due to competitive dynamics and the lag in the timing between announced pricing actions and raw materials increases, we may see gross profit margin pressures from quarter to quarter. In addition, foreign currency exchange rates continue to be volatile, and we anticipate changes in rates will again adversely impact reported results.  Based on 2016 year-end rates, we estimate that foreign currency translation will adversely impact reported EBITDA by approximately $7 million, or approximately $0.04 from an EPS perspective.”

Ferro’s outlook assumes an average exchange rate of 1.05 USD/EUR for the year, compared with an average of approximately 1.10 USD/EUR in 2016. Ferro generates approximately 30% – 35% of its revenue in Euros, and approximately 25% - 30% in U.S. Dollars. Ferro also generates revenue in foreign currencies other than the Euro, although no other single currency accounts for more than 5% of our exposure, as shown in the table below.  The Company estimates that a 1% overall change in foreign currency exchange rates, weighted for the countries where we do business, would impact sales and operating profit by approximately $8.3 million and $1.2 million, respectively.

Revenue FX Exposure 2016 Weighting
Currency Name	Weighting
EUR – Euro	30% to 35%
CNY – Yuan Renminbi	2% to 5%
EGP – Egyptian Pound	2% to 5%

Adjusted Guidance:  Earnings, EBITDA and Free Cash Flow from Continuing Operations

Management has provided the adjusted diluted EPS, adjusted EBITDA and adjusted free cash flow from operations guidance on a continuing operations basis. While it is likely that Ferro could incur charges, or have cash flows for items excluded from adjusted diluted EPS, adjusted EBITDA and adjusted free cash flow from continuing operations [such as mark-to-market adjustments of pension and other postretirement benefit obligations, restructuring and impairment charges, and legal and professional expenses related to certain business development activities], it is not possible, without unreasonable effort, to identify the amount or significance of these items or the potential for other transactions that may impact future GAAP net income and cash flow from operating activities. Management does not believe these items to be representative of underlying business performance. Management is unable to reconcile, without unreasonable effort, the Company's forecasted range of adjusted EPS, adjusted EBITDA and adjusted free cash from continuing operations to a comparable GAAP range.

Financing Transaction

On February 14, 2017, the Company announced that it completed a successful refinancing of its debt structure, which increased liquidity, extended debt maturities, and provided improved operating flexibility.  The refinancing positions Ferro to continue its value creation strategy with flexible financing options to support both organic and inorganic growth opportunities.  See Table 14 for an illustration of the Company’s capitalization on a proforma basis, as if the refinancing was completed on December 31, 2016.

Constant Currency

Constant currency results reflect the re-measurement of 2015 reported and adjusted local currency results using 2016 exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results. The non-GAAP financial measures presented should not be considered as a substitute for the measures of financial performance prepared in accordance with GAAP.

Conference Call

The Company will host a conference call to discuss its fourth-quarter and full-year financial results and its current outlook for 2017 on Thursday, March 2, 2017, at 10:00 a.m. Eastern Time.  To listen to the call, dial 888-222-3913 if calling from the United States or Canada, or dial 303-223-2686 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

A replay will be available from 12 Noon Eastern Time on March 2, 2017, until 12 Noon Eastern Time on March 9, 2017.  To access the replay, dial 800-633-8284 (toll-free) if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21843082 to access the audio replay.  The Webcast replay will also be available by clicking on the Investor Information link on the Ferro corporate Web site at http://www.ferro.com, beginning at approximately 12 Noon Eastern Time on March 2, 2017.

The conference call also will be broadcast live over the Internet and will be available for replay for 30 days.  The live broadcast, replay and earnings presentation material can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global functional coatings and color solutions company that supplies technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,125 employees globally and reported 2016 sales of $1.15 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its optimization initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, political, and regulatory conditions in the U.S. and around the world;

•

Ferro’s ability to IDENTIFY SUITABLE ACQUISITION CANDIDATES, complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including, but not limited to, the Cappelle Pigments, Electro-Science Laboratories, Delta Performance Products, Pinturas Benicarló, Ferer, Al Salomi, Nubiola and Vetriceramici transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property, including trade secrets, or to successfully resolve claims of infringement brought against it;
•	sale of products and materials into highly regulated industries;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;
•	risks associated with the manufacture and sale of material into industries making products for sensitive applications;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future;
•	amount and timing of any repurchase of Ferro’s common stock; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2016.

Company Contacts:

Investor Contact:

Kevin Cornelius Grant, 216-875-5451

Manager of Investor Relations

kevincornelius.grant@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31, (Unaudited)		December 31,
	2016	2015	2016	2015

Net sales	$281,337	$264,990	$1,145,292	$1,075,341
Cost of sales	201,703	188,613	794,075	773,661
Gross profit	79,634	76,377	351,217	301,680
Selling, general and administrative expenses	75,597	66,331	241,702	216,899
Restructuring and impairment charges	14,213	4,186	15,907	9,655
Other expense (income):
Interest expense	5,968	5,026	21,547	15,163
Interest earned	(216)	(172)	(630)	(363)
Foreign currency losses (gains), net	10,039	(1,263)	12,906	4,495
Miscellaneous (income) expense, net	(581)	343	(2,660)	1,048
(Loss) income before income taxes	(25,386)	1,926	62,445	54,783
Income tax (benefit) expense	(4,791)	(57,030)	17,868	(45,100)
(Loss) income from continuing operations	(20,595)	58,956	44,577	99,883
(Loss) from discontinued operations, net of income taxes	-	(8,091)	(64,464)	(36,779)
Net (loss) income	(20,595)	50,865	(19,887)	63,104
Less: Net income (loss) attributable to noncontrolling interests	341	275	930	(996)
Net (loss) income attributable to Ferro Corporation common shareholders	$(20,936)	$50,590	$(20,817)	$64,100

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings:
Continuing operations	$(0.25)	$0.69	$0.52	$1.16
Discontinued operations	-	(0.09)	(0.77)	(0.42)
	$(0.25)	$0.59	$(0.25)	$0.74

Diluted (loss) earnings:
Continuing operations	$(0.25)	$0.67	$0.51	$1.14
Discontinued operations	-	(0.09)	(0.76)	(0.42)
	$(0.25)	$0.58	$(0.25)	$0.72
Shares outstanding:
Weighted-average basic shares	83,405	85,363	83,298	86,718
Weighted-average diluted shares	83,405	87,049	84,910	88,433
End-of-period basic shares	83,439	84,005	83,439	84,005

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Segment Net Sales
Performance Coatings	$127,815	$128,379	$526,981	$533,370
Performance Colors and Glass	94,568	86,408	371,464	376,769
Pigments, Powders and Oxides	58,954	50,203	246,847	165,202
Total segment net sales	$281,337	$264,990	$1,145,292	$1,075,341

Segment Gross Profit
Performance Coatings	$34,469	$30,819	$139,454	$126,945
Performance Colors and Glass	32,891	28,669	133,716	128,209
Pigments, Powders and Oxides	18,425	15,353	84,293	45,678
Other costs of sales	(6,151)	1,536	(6,246)	848
Total gross profit	$79,634	$76,377	$351,217	$301,680

Selling, general and administrative expenses
Strategic services	30,006	28,428	116,807	107,729
Functional services	40,072	34,168	106,798	95,320
Incentive compensation	3,553	2,318	10,852	4,982
Stock-based compensation	1,966	1,417	7,245	8,868
Total selling, general and administrative expenses	$75,597	$66,331	$241,702	$216,899

Restructuring and impairment charges	14,213	4,186	15,907	9,655
Other expense, net	15,210	3,934	31,163	20,343
(Loss) income before income taxes	$(25,386)	$1,926	$62,445	$54,783

Table 3

Ferro Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)	December 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$45,582	$58,380
Accounts receivable, net	259,687	231,970
Inventories	229,847	184,854
Deferred income taxes	-	12,088
Other receivables	37,814	34,088
Other current assets	9,087	15,695
Current assets held-for-sale	-	16,215
Total current assets	582,017	553,290
Other assets
Property, plant and equipment, net	262,026	260,429
Goodwill	148,296	145,669
Intangible assets, net	137,850	106,633
Deferred income taxes	106,454	87,385
Other non-current assets	47,126	48,767
Non-current assets held-for-sale	-	23,178
Total assets	$1,283,769	$1,225,351

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$17,310	$7,446
Accounts payable	127,655	120,380
Accrued payrolls	35,859	28,584
Accrued expenses and other current liabilities	65,203	54,664
Current liabilities held-for-sale	-	7,156
Total current liabilities	246,027	218,230
Other liabilities
Long-term debt, less current portion	557,175	466,108
Postretirement and pension liabilities	162,941	148,249
Other non-current liabilities	62,594	66,990
Non-current liabilities held-for-sale	-	1,493
Total liabilities	1,028,737	901,070
Equity
Total Ferro Corporation shareholders’ equity	247,113	316,459
Noncontrolling interests	7,919	7,822
Total liabilities and equity	$1,283,769	$1,225,351

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31, (Unaudited)		December 31,
	2016	2015	2016	2015
Cash flows from operating activities
Net (loss) income	$(20,595)	$50,865	$(19,887)	$63,104
Loss (gain) on sale of assets	695	548	(2,764)	1,836
Depreciation and amortization	13,206	9,059	46,805	41,061
Interest amortization	362	250	1,353	1,125
Restructuring and impairment charges	13,695	1,988	50,868	13,270
Accounts receivable	22,477	23,230	(21,893)	20,208
Inventories	10,182	7,788	(10,271)	6,562
Accounts payable	4,371	(4,960)	1,162	(14,605)
Other current assets and liabilities, net	(859)	(13,643)	8,620	(19,400)
Other adjustments, net	12,354	(55,421)	8,637	(61,959)
Net cash provided by operating activities	55,888	19,704	62,630	51,202

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long-lived assets	(6,728)	(6,836)	(24,945)	(43,087)
Proceeds from sale of assets	36	498	3,634	642
Business acquisitions, net of cash acquired	(118,094)	(35,158)	(129,511)	(202,155)
Net cash (used in) investing activities	(124,786)	(41,496)	(150,822)	(244,600)

Cash flows from financing activities
Net borrowings (repayments) under loan payable	1,990	(9,052)	4,596	(7,261)
Proceeds from revolving credit facility	142,837	95,617	355,743	242,390
Principal payments on revolving credit facility	(64,492)	(41,653)	(214,188)	(72,390)
Principal payments on term loan facility	(750)	(750)	(53,000)	(3,000)
Payment of debt issuance costs	(50)	—	(711)	—
Purchase of treasury stock	-	(31,573)	(11,429)	(38,571)
Other financing activities	570	(282)	986	(1,442)
Net cash provided by financing activities	80,105	12,307	81,997	119,726
Effect of exchange rate changes on cash and cash equivalents	(6,181)	(1,628)	(6,603)	(8,448)
Increase (decrease) in cash and cash equivalents	5,026	(11,113)	(12,798)	(82,120)
Cash and cash equivalents at beginning of period	40,556	69,493	58,380	140,500
Cash and cash equivalents at end of period	$45,582	$58,380	$45,582	$58,380

Cash paid during the period for:
Interest	$2,454	$5,047	$17,486	$16,188
Income taxes	$6,805	$3,860	$19,734	$21,364

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended December 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense (income), net	Income tax (benefit) expense[4]	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share

	2016

As reported	$201,703	$75,597	$14,213	$15,210	$(4,791)	$(20,936)	$(0.25)
Special items:
Restructuring	—	—	(14,213)	—	356	13,857	0.16
Pension[1]	(4,548)	(15,595)	—	—	6,713	13,430	0.16
Other[2]	(3,792)	(7,661)	—	(10,305)	5,441	16,317	0.19
Discontinued operations	—	—	—	—	—	-	-
Total special items[5]	(8,340)	(23,256)	(14,213)	(10,305)	12,510	43,604	0.51
As adjusted	$193,363	$52,341	$—	$4,905	$7,719	$22,668	$0.27

	2015

As reported	$188,613	$66,331	$4,186	$3,934	$(57,030)	$50,590	$0.58
Special items:
Restructuring	—	—	(4,186)	—	1,277	2,909	0.03
Pension[1]	1,697	(10,428)	—	—	—	8,731	0.10
Other[3]	—	(6,391)	—	(1,328)	61,830	(54,111)	(0.62)
Discontinued operations	—	—	—	—	—	8,091	0.09
Total special items[5]	1,697	(16,819)	(4,186)	(1,328)	63,107	(34,380)	(0.39)
As adjusted	$190,310	$49,512	$—	$2,606	$6,077	$16,210	$0.19

(1)	The adjustment relates to pension and other postretirement benefit mark-to-market adjustments.
(2)

The adjustments to “Cost of Sales” primarily include the amortization of purchase accounting adjustments related to our recent acquisitions.  The adjustments to “Selling general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense (income), net” primarily relate to impacts of currency-related items in Egypt and the impact of the loss on a foreign currency contract associated with the purchase of Cappelle.

(3)

The adjustments to “Selling general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense (income), net” primarily relate to the impacts of foreign currency related items in Argentina and loss on sale of assets.

(4)	The tax rate reflects the reported tax rate, adjusted for non-GAAP adjustments being tax effected at the respective statutory rate where the item originated.
(5)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities,  gains/loss on sale of assets, the overall financial impact of currency related items in Egypt and Argentina, pension and other postretirement benefit mark-to-market adjustments,  certain purchase accounting adjustments and discontinued operations.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Twelve Months Ended December 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense (income), net	Income tax expense (benefit)[4]	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share

	2016

As reported	$794,075	$241,702	$15,907	$31,163	$17,868	$(20,817)	$(0.25)
Special items:
Restructuring	—	—	(15,907)	—	878	15,029	0.2
Pension[1]	(4,548)	(15,595)	—	—	6,713	13,430	0.2
Other[2]	(3,792)	(18,000)	—	(7,240)	8,205	20,827	0.3
Discontinued operations	—	—	—	—	—	64,464	0.8
Total special items[5]	(8,340)	(33,595)	(15,907)	(7,240)	15,796	113,750	1.34
As adjusted	$785,735	$208,107	$—	$23,923	$33,664	$92,933	$1.09

	2015

As reported	$773,661	$216,899	$9,655	$20,343	$(45,100)	$64,100	$0.72
Special items:
Restructuring	—	—	(9,655)	—	3,132	6,523	0.07
Pension[1]	1,697	(10,428)	—	—	—	8,731	0.10
Other[3]	(2,470)	(17,633)	—	(6,091)	66,017	(39,823)	(0.45)
Discontinued operations	—	—	—	—	—	36,779	0.42
Noncontrolling interest	—	—	—	—	—	(1,453)	(0.02)
Total special items[5]	(773)	(28,061)	(9,655)	(6,091)	69,149	10,757	0.12
As adjusted	$772,888	$188,838	$—	$14,252	$24,049	$74,857	$0.85

(1)	The adjustment relates to pension and other postretirement benefit mark-to-market adjustments.
(2)

The adjustments to “Cost of Sales” primarily include amortization of purchase accounting adjustments related to our recent acquisitions.  The adjustments to “Selling general and administrative expenses” include legal, professional and other expenses related to certain business development activities, as well as fees associated with certain reorganization projects; and, the adjustments to “Other expense (income), net” primarily relate to the gain on an asset sale that was recognized during the year, to the finalization of the purchase price for the acquisition of Vetriceramici,  impacts of currency-related items in Egypt, and the impact of the loss on a foreign currency contract associated with the purchase of Cappelle.

(3)

The adjustments to “Cost of sales” relate to impacts of currency-related items in Venezuela; the adjustments to “Selling general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities, as well as fees associated with certain reorganization projects; and, the adjustments to “Other expense (income), net” primarily relate to impacts of currency-related items in Venezuela and Argentina, loss on sale of assets and the impact of the loss on a foreign currency contract associated with the purchase of Nubiola.

(4)	The tax rate reflects the reported tax rate, adjusted for non-GAAP adjustments being tax effected at the respective statutory rate where the item originated.
(5)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, gains/loss on sale of assets, the overall financial impact of currency related items in Venezuela, Argentina and Egypt, pension and other postretirement benefit mark-to-market adjustments, purchase accounting adjustments and discontinued operations.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Performance Coatings	$127,815	$128,379	$526,981	$533,370
Performance Colors and Glass	94,568	86,408	371,464	376,769
Pigments, Powders and Oxides	58,954	50,203	246,847	165,202
Total net sales	$281,337	$264,990	$1,145,292	$1,075,341

Total net sales	$281,337	$264,990	$1,145,292	$1,075,341
Adjusted cost of sales[1]	193,363	190,310	785,735	772,888
Adjusted gross profit	$87,974	$74,680	$359,557	$302,453
Adjusted gross profit percentage	31.3%	28.2%	31.4%	28.1%

(1)	Refer to Table 5 and Table 6 for the reconciliation of cost of sales to adjusted cost of sales for the three and twelve months ended December 31, 2016 and 2015, respectively.

It should be noted that adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.   Adjusted gross profit and adjusted cost of sales exclude certain items, primarily comprised of the cost of goods sold portion of the pension and other postretirement benefit mark-to-market adjustments in the three and twelve months ended December 31, 2016 and 2015, the amortization of purchase accounting adjustments related to our recent acquisitions in the three and twelve months ended December 31, 2016 and the impact of currency-related items in Venezuela in the twelve months ended December 31, 2015.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three Months Ended
(Dollars in thousands)	December 31,
	2015	Adjusted 2015[1]	2016	2016 vs Adjusted 2015
Segment net sales
Performance Coatings	$128,379	$118,231	$127,815	$9,584
Performance Colors and Glass	86,408	85,353	94,568	9,215
Pigments, Powders and Oxides	50,203	49,870	58,954	9,084
Total segment net sales	$264,990	$253,454	$281,337	$27,883

Segment adjusted gross profit
Performance Coatings	$30,819	$28,679	$34,469	$5,790
Performance Colors and Glass	28,669	28,301	35,540	7,239
Pigments, Powders and Oxides	15,353	15,267	18,589	3,322
Other costs of sales	(161)	(161)	(624)	(463)
Total adjusted gross profit[2]	$74,680	$72,086	$87,974	$15,888

Adjusted selling, general and administrative expenses
Strategic services	28,403	27,496	29,331	1,835
Functional services	17,374	16,924	17,491	567
Incentive compensation	2,318	2,246	3,553	1,307
Stock-based compensation	1,417	1,417	1,966	549
Total adjusted selling, general and administrative expenses[3]	$49,512	$48,083	$52,341	$4,258

Adjusted operating profit	$25,168	$24,003	$35,633	$11,630
Adjusted operating profit as a % of net sales	9.5%	9.5%	12.7%

(1)

Reflects the remeasurement of 2015 reported and adjusted local currency results using 2016 exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results.  See Table 5 for non-GAAP adjustments applicable to the three-month comparative periods, respectively.

(2)	Refer to Table 7 for the reconciliation of gross profit to adjusted gross profit for the three months ended December 31, 2016 and 2015, respectively.
(3)	Refer to Table 5 for the reconciliation of SG&A expenses to adjusted SG&A expenses for the three months ended December 31, 2016 and 2015, respectively.

It should be noted that the adjusted 2015 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Twelve Months Ended
(Dollars in thousands)	December 31,
	2015	Adjusted 2015[1]	2016	2016 vs Adjusted 2015
Segment net sales
Performance Coatings	$533,370	$494,902	$526,981	$32,079
Performance Colors and Glass	376,769	371,828	371,464	(364)
Pigments, Powders and Oxides	165,202	164,379	246,847	82,468
Total segment net sales	$1,075,341	$1,031,109	$1,145,292	$114,183

Segment adjusted gross profit
Performance Coatings	$129,583	$121,761	$139,454	$17,693
Performance Colors and Glass	128,209	126,573	136,365	9,792
Pigments, Powders and Oxides	45,678	45,492	84,457	38,965
Other costs of sales	(1,017)	(1,017)	(719)	298
Total adjusted gross profit[2]	$302,453	$292,809	$359,557	$66,748

Adjusted selling, general and administrative expenses
Strategic services	107,704	105,059	116,132	11,073
Functional services	67,284	65,371	73,878	8,507
Incentive compensation	4,982	4,763	10,852	6,089
Stock-based compensation	8,868	8,868	7,245	(1,623)
Total adjusted selling, general and administrative expenses[3]	$188,838	$184,061	$208,107	$24,046

Adjusted operating profit	$113,615	$108,748	$151,450	$42,702
Adjusted operating profit as a % of net sales	10.6%	10.5%	13.2%

(1)

Reflects the remeasurement of 2015 reported and adjusted local currency results using 2016 exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results.  See Table 6 for non-GAAP adjustments applicable to the twelve-month comparative periods, respectively.

(2)	Refer to Table 7 for the reconciliation of gross profit to adjusted gross profit for the twelve months ended December 31, 2016 and 2015, respectively.
(3)	Refer to Table 6 for the reconciliation of SG&A expenses to adjusted SG&A expenses for the twelve months ended December 31, 2016 and 2015, respectively.

It should be noted that the adjusted 2015 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 10

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Net (loss) income attributable to Ferro Corporation common shareholders to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net (loss) income attributable to Ferro Corporation common shareholders	$(20,936)	$50,590	$(20,817)	$64,100
Less: Net income (loss) attributable to noncontrolling interests	341	275	930	(996)
Loss from discontinued operations, net of income taxes	-	8,091	64,464	36,779
Restructuring and impairment charges	14,213	4,186	15,907	9,655
Other expense (income), net	9,242	(1,092)	9,616	5,180
Interest expense	5,968	5,026	21,547	15,163
Income tax (benefit) expense	(4,791)	(57,030)	17,868	(45,100)
Depreciation and amortization[2]	13,568	9,309	48,158	42,186
Less: interest amortization expense and other	(362)	(250)	(1,353)	(1,125)
Cost of sales adjustments[1]	4,721	(1,697)	4,721	773
SG&A adjustments[1]	23,256	16,819	33,595	28,061
Adjusted EBITDA	$45,220	$34,227	$194,636	$154,676

Net sales	$281,337	$264,990	$1,145,292	$1,075,341
Adjusted EBITDA as a % of net sales	16.1%	12.9%	17.0%	14.4%

(1)

For details of Non-GAAP adjustments, refer to Table 5 and Table 6 for the reconciliation of cost of sales to adjusted cost of sales and SG&A to adjusted SG&A for the three and twelve months ended December 31, 2016 and 2015, respectively.

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.    Adjusted EBITDA is net income attributable to Ferro Corporation common shareholders before the effects of net income (loss) attributable to noncontrolling interest, discontinued operations, restructuring and impairment charges, other expense (income), net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	December 31,	December 31,
	2016	2015(4)

Gross profit	$351,217	$301,680
Selling, general and administrative expenses	241,702	216,899
Total operating profit	109,515	84,781
Non-GAAP adjustments[1]	42,688	29,539
Adjusted operating profit before tax	152,203	114,320
Less: Tax expense[2]	(40,182)	(29,723)
Net adjusted operating profit after tax	$112,021	$84,597

Recent acquisitions[3] NOPAT gain	2,535	11,083
Net adjusted operating profit after tax excluding recent acquisitions	$109,486	$73,514

Equity	255,032	324,281
Equity - discontinued operations	-	(30,744)
Debt	574,485	473,554
Off balance sheet precious metal leases	28,743	20,464
Postretirement and pension liabilities	162,941	148,249
Environmental liabilities	15,531	13,824
Cash	(45,582)	(58,380)
Invested capital	$991,150	$891,248

Return on invested capital	11.3%	9.5%

Less: recent acquisitions invested capital	143,047	292,543
Invested capital excluding recent acquisitions	$848,103	$598,705

Return on invested capital excluding recent acquisitions	12.9%	12.3%

(1)

The “Non-GAAP adjustments” include non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A which are presented in Table 6.  The “Non-GAAP adjustments” also includes precious metal lease fees which were $0.8 million and $0.8 million for the year ended December 31, 2016 and 2015, respectively.

(2)	Operating profit for 2016 and 2015 is tax effected at 26.4% and 26.0%, respectively.
(3)

For the rolling twelve months ended December 31, 2016, the recent acquisitions  include Ferer, Pinturas, Delta Performance Products, ESL and Cappelle.  For the rolling twelve months ended December 31, 2015, the recent acquisitions include Vetriceramici, Nubiola and Al Salomi.    Acquisitions are removed from being included in the recent acquisitions line item after the acquisitions are included in the Company for a full year.

(4)	For the year ended December 31, 2015, the “Release of valuation allowance” adjustment was removed from the Return on Invested Capital calculation to provide comparability to 2016.

It should be noted that net adjusted operating profit after tax and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.    Net adjusted operating profit after tax is operating profit from continuing operations,  adjusted for non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A tax effected.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 12

Ferro Corporation and Subsidiaries

Supplemental Information

Change in Net Debt (unaudited)

(Dollars in thousands)	Three Months Ended			Twelve Months Ended
	December 31, 2016	December 31, 2015		December 31, 2016	December 31, 2015
Beginning of period
Total debt	$487,321	$421,544	(1)	$473,554	$306,667	(1)
Cash	40,556	69,493		58,380	140,500
Net Debt	446,765	352,051		415,174	166,167

End of period
Total debt	574,485	473,554		574,485	473,554
Cash	45,582	58,380		45,582	58,380
Net Debt	528,903	415,174		528,903	415,174

Period change in net debt	$(82,138)	$(63,123)		$(113,729)	$(249,007)

(1)

Reflects adjustment for debt issuance costs for term loan that are now presented in the balance sheet as a reduction of the related debt liability rather than an asset. This change was due to ASU 2015-03 which was adopted by the Company as of December 31, 2015.  The adoption resulted in the reclassification of unamortized debt issuance costs related to the term loan from other non-current assets to a reduction in long-term debt, less current portion of $5.3 million as of December 31, 2014 and $4.7 million as of September 30, 2015.

We believe that given the significant cash and cash equivalents on its balance sheet that net cash against outstanding debt, net debt, between periods is a meaningful measure.  The majority of the Company’s cash and cash equivalents reside in international jurisdictions for all periods presented.

Table 13

Ferro Corporation and Subsidiaries

Supplemental Information

Adjusted Free Cash Flow from Continuing Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	As Adjusted

Adjusted EBITDA(1)	$45,220	$34,227	$194,636	$154,676
Capital expenditures	(6,729)	(6,195)	(24,025)	(20,322)
Working capital	29,015	15,910	(33,280)	(5,374)
Cash income taxes	(6,805)	(3,860)	(19,734)	(21,364)
Cash interest	(2,454)	(5,047)	(17,486)	(16,188)
Pension	(2,415)	(1,262)	(5,336)	(4,086)
Incentive compensation payments	-	-	(8,802)	(14,584)
Other	(3,526)	5,631	(1,435)	2,724
Adjusted free Cash Flow from Continuing Operations	52,306	39,404	84,538	75,482

Discontinued operations	-	(17,970)	(32,534)	(46,342)
Restructuring/Other	(1,887)	(7,392)	(5,152)	(16,273)
(Outflows) from M&A activity	(132,557)	(45,592)	(149,152)	(223,303)
Stock repurchase	-	(31,573)	(11,429)	(38,571)

Change in Net Debt(2)	$(82,138)	$(63,123)	$(113,729)	$(249,007)

(1)	See Table 10 for the reconciliation of net income attributable to Ferro Corporation common shareholders to adjusted EBITDA.
(2)	See Table 12 for the reconciliation of net debt.

It should be noted that adjusted EBITDA and adjusted free cash flow from continuing operations are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.    Adjusted EBITDA is net income before the effects of income (loss) attributable to noncontrolling interest, discontinued operations, restructuring and impairment charges, other expense (income) net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales, and non-GAAP adjustments to SG&A. Adjusted Free Cash Flow from Continuing Operations is adjusted EBITDA less capital expenditures, changes in working capital, cash income taxes, cash interest, pension contributions, incentive compensation payments, and other continuing operations cash items. We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 14

Ferro Corporation and Subsidiaries

Supplemental Information

Capitalization Restated as if Refinancing Occurred on December 31, 2016 (unaudited)

(Dollars in thousands)	Twelve Months Ended		Adjusted Twelve Months Ended
	December 31, 2016	Adjustment	December 31, 2016

Cash	$45,582	$54,842	$100,424

Revolving credit facility	311,555	(311,555)	-
Term loan facility	243,250	(243,250)	-
New revolving credit facility	-	-	-
New term loan facility(1)	-	625,000	625,000
Other Debt(2)	19,680	-	19,680
Total Debt	$574,485		$644,680

Net Debt	$528,903		$544,256

New Revolver Availability
New revolving credit facility - Size			$400,000
Less: Borrowings			-
Less: Letters of credit			4,370
New revolver availability - Size			$395,630

(1) Comprised of $357.5 million tranche and €250 million euro tranche.

(2) “Other debt” is comprised of capital leases and short and long-term notes payable.

It should be noted that adjusted Net Debt for the twelve months ended December 31, 2016 is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measure prepared in accordance with U.S. GAAP and a reconciliation of this financial measure to the most comparable U.S. GAAP financial measure is presented.   Adjusted Net Debt for the twelve months ended December 31, 2016 is our debt balances outstanding at December 31, 2016 as presented on our consolidated balance sheet adjusted for the refinancing of the Credit Facility that occurred on February 14, 2017. We believe this data provides investors with additional information on the amount of liquidity available to Ferro.